As filed with the Securities and Exchange Commission on August 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMUNON, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

997 Lenox Drive, Suite 100

Lawrenceville, NJ

(Address of principal executive offices)

2022 Inducement Grants

2023 Inducement Grants

(Full title of the plan)

Stacy R. Lindborg

President and Chief Executive Officer

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

(609) 896-9100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) by the Registrant to register (i) 20,500 shares of common stock, par value $0.01 per share (“Common Stock”) issuable upon exercise of options, and (ii) 4,250 shares of restricted stock (the “Inducement Awards”), each having been granted on the dates below to induce the individuals listed below to accept employment with the Registrant.

●	a non-qualified stock option to purchase 500 shares of Common Stock of the Registrant and a grant of 250 shares of restricted Common Stock of the Registrant granted to Danielle Blume on September 27, 2022;

●	a non-qualified stock option to purchase 10,000 shares of Common Stock of the Registrant and a grant of 2,000 shares of restricted Common Stock of the Registrant granted to Kimberly Bragg on December 13, 2022;

●	a non-qualified stock option to purchase 5,000 shares of Common Stock of the Registrant and a grant of 1,000 shares of restricted Common Stock of the Registrant granted to Lauren Musso on March 17, 2023;

●	a non-qualified stock option to purchase 5,000 shares of Common Stock of the Registrant and a grant of 1,000 shares of restricted Common Stock of the Registrant granted to Irina Kalashnikova on June 26, 2023; and

The Inducement Awards were approved by the Registrant’s Board of Directors (or a committee thereof) in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Imunon, Inc. 2018 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Commission as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in accordance with such rule. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

1)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 28, 2024;
2)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Commission on May 13, 2024;
3)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Commission on August 14, 2024;
4)	The Registrant’s current reports on Form 8-K and related amendments, filed with the Commission on March 12, 2024, March 18, 2024, April 11, 2024, May 8, 2024, May 20, 2024, June 13, 2024, July 30, 2024, July 31, 2024, and August 1, 2024;;
5)	The portions of the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 26, 2024 that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
6)	Description of Securities of the Registrant, incorporated herein by reference to Exhibit 4.5 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2019.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s bylaws provide that the Registrant shall indemnify, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, as amended (the “DGCL”), the Registrant’s current and former directors and officers, and may indemnify its current and former employees and agents, against any and all expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising from their services in those capacities.

The DGCL provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities, including amounts paid in settlement, in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful

In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The Registrant’s certificate of incorporation requires the Registrant to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification.

The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation permits the Registrant to secure insurance on behalf of its directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

The purpose of these provisions is to assist the Registrant in retaining qualified individuals to serve as its directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, dated March 22, 2023, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on March 24, 2023.

4.2	Amended and Restated By-laws, effective on March 15, 2024, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant, filed with the Commission on March 18, 2024.

5.1*	Opinion of Covington & Burling LLP.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Covington & Burling LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1*	Form of Nonqualified Stock Option and Restricted Stock Grant Agreement

107.1*	Calculation of Registration Fee

* Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, State of New Jersey on August 29, 2024.

IMUNON, INC.

By	/s/ Stacy R. Lindborg
Stacy R. Lindborg
President and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Each person whose signature appears below constitutes and appoints Stacy R. Lindborg and David Gaiero as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Stacy R. Lindborg	President, Chief Executive Officer and Director
Stacy R. Lindborg	(Principal Executive Officer)

/s/ David Gaiero	Chief Financial Officer and Corporate Secretary
David Gaiero	(Principal Financial and Accounting Officer)

/s/ Michael H. Tardugno	Executive Chairman of the Board of Directors
Michael H. Tardugno

/s/ Frederick J. Fritz	Director
Frederick J. Fritz

/s/ James E. Dentzer	Director
James E. Dentzer

/s/ Donald Braun, Ph.D.	Director
Donald Braun, Ph.D.

/s/ Christine A. Pellizzari	Director
Christine A. Pellizzari